EXHIBIT 99.1

Sinoenergy Corporation Reports Dismissal of Class Action Lawsuits

Press Release Source: Sinoenergy Corporation On Thursday June 10, 2010, 8:30 am EDT

BEIJING, June 10 /PRNewswire-Asia-FirstCall/ -- Sinoenergy Corporation (Nasdaq:SNEN - News) (the "Company") announced today that that the fourth and final class action lawsuit, which was brought by Stephen Trecaso and Linda Watts in the Supreme Court of the State of New York, Nassau County, arising from the Company's proposed merger with Skywide Capital Management Limited was dismissed on June 7, 2010. The Company has previously reported the dismissal of the other three class action lawsuits, which were brought in the Eighth Judicial District Count in the State of Nevada in and for Clark County. The dismissals of all actions were made pursuant to a settlement agreement, which was reported in the Company's Form 10-Q for the quarter ended March 31, 2010.

The economic terms of the proposed merger were not changed as a result of the settlement, the Company denied all of the allegations made in the complaints and the settlement agreement expressly provided that the Company was not at fault and the Company does not admit that there was any basis for the allegations contained in the complaint.

About Sinoenergy

Sinoenergy is a developer and operator of retail CNG stations as well as a manufacturer of CNG transport truck trailers, CNG station equipment, and natural gas fuel conversion kits for automobiles, in China. In addition to its CNG related products and services, the Company designs and manufactures a wide variety of customized pressure containers for use in the petroleum and chemical industries. The Company's website is http://www.sinoenergycorporation.com . Information on the Company's website or any other website does not constitute a portion of this press release.

Forward-Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiaries. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For Further Information Contact:

Cherry Chen
IR Manager
Sinoenergy Corporation
Tel: +86-10-8492-7035 +86-10-8492-7035 x815
Email: chenrui@sinoenergycorporation.com